Exhibit 99.6

CARDIFF SOFTWARE, INC.

INCENTIVE STOCK OPTION

XX, Optionee	Date of Grant: , 2000

Cardiff Software, Inc. (the “Company”), pursuant to its 2000 Stock Option Plan (the “Plan”) has this day granted to you, the Optionee named above, an option to purchase shares of the common stock of the Company (“Common Stock”). This option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

The grant hereunder is in connection with and in furtherance of the Company’s compensatory benefit plan for participation of the Company’s employees (including officers) directors or consultants and is intended to comply with the provisions of Rule 701 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). Defined terms not explicitly defined in this agreement but defined in the Plan shall have the same definitions as set forth in the Plan.

The details of your option are as follows:

1. The total number of shares of Common Stock subject to this option (“Option Shares”) is                      (            ).

2. Vesting Commencement Date is                                              .

3. Subject to the limitations contained herein, this option shall be exercisable with respect to the number of Vested Shares, as determined below:

Vested Shares: The number of Vested Shares (disregarding any resulting fractional share) as of any date is determined by multiplying the total number of shares set forth above by the “Vested Ratio” determined as of such dates as follows:

(i) During first twelve (12) months from Optionee’s Vesting Commencement Date, the Vested Ratio shall be zero.

(ii) On the first anniversary of the Optionee’s Vesting Commencement Date, provided the Optionee has not terminated his/her Continuous Status as an Employee, Director or Consultant with the Company or an Affiliate of the Company prior to such date, the Vested Ratio shall be increased by 1/4.

(iii) For each full month of the Optionee’s Continuous Status as an Employee, Director or Consultant with the Company or an Affiliate of the Company thereafter, the Vested Ratio shall be increased by 1/48th of the total Option Shares set forth above, so that all of the Option Shares shall be vested on the first day of the 48th month after the Vesting Commencement Date.

1.

For purposes of determining the number of the Optionee’s Vested Shares, the Optionee’s Continuous Status as an Employee, Director or Consultant shall be considered interrupted and there shall be no increase in the Optionee’s Vested Ratio during any period on which the Optionee is on a leave of absence approved by the Company, including any sick leave, military leave or other personal leave.

4. (a) The exercise price of this option is one dollar and fifty-eight cents ($1.58) per share, being not less than the Fair Market Value of the Common Stock on the Date of Grant of this option.

(b) Payment of the exercise price per share is due in full in cash (including check) upon exercise of all or any part of the option which has become exercisable by you. Notwithstanding the foregoing, this option may be exercised pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which results in the receipt of cash (or check) by the Company prior to the issuance of Common Stock.

5. The minimum number of shares with respect to which this option may be exercised at any one time is one-hundred shares (100), except with respect to the final exercise of this option this minimum shall not apply. In no event may this option be exercised for any number of shares which would require the issuance of anything other than whole shares.

6. Notwithstanding anything to the contrary contained herein, this option may not be exercised unless the shares issuable upon exercise of this option are then registered under the Act or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Act.

7. The term of this option commences on the Date of Grant and, unless sooner terminated as set forth below or in the Plan, terminates on December 31, 2006, (which date shall be no more than ten (10) years from the date this option is granted). In no event may this option be exercised on or after the date on which it terminates. This option shall terminate prior to the expiration of its term as follows: thirty (30) days after the termination of your Continuous Status as an Employee, Director or Consultant with the Company or “an Affiliate of the Company (as defined in the Plan) for any reason or for no reason unless:

(a) your termination of Continuous Status as an Employee, Director or Consultant is due to your permanent and total disability (within the meaning of Section 422(c)(6) of the Code), in which event the option shall terminate on the earlier of the termination date set forth above or twelve (12) months following such termination of Continuous Status as an Employee, Director or Consultant; or

(b) your termination of Continuous Status as an Employee, Director or Consultant is due to your death, in which event the option shall terminate on the earlier of the termination date set forth above or twelve (12) months after your death; or

(c) during any part of such thirty (30) days period the option is not exercisable solely because of the condition set forth in paragraph 4 above, in which event the option shall not

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terminate until the earlier of the termination date set forth above or until it shall have been exercisable for an aggregate period of thirty (30) days after the termination of Continuous Status as Employee, Director or Consultant during which the exercise of the Option would not be in violation of the conditions set forth in paragraph 4 above; or

(d) exercise of the option within thirty (30) days after termination of your Continuous Status as an Employee, Director or Consultant with the Company or with an Affiliate would result in liability under section 16(b) of the Securities Exchange Act of 1934, in which case the option will terminate on the earlier of (i) the termination date set forth above, (ii) the tenth (10th) day after the last date upon which exercise would result in such liability or (iii) six (6) months and ten (10) days after the termination of your Continuous Status as an Employee, Director or Consultant with the Company or an Affiliate.

However, this option may be exercised following termination of Continuous Status as an Employee, Director or Consultant only as to that number of shares as to which it was exercisable on the date of termination of Continuous Status as an Employee, Director or Consultant under the provisions of paragraph 1 of this option. In order to obtain the federal income tax advantages associated with an “incentive stock option,” the Code requires that at all times beginning on the date of grant of the option and ending on the day three (3) months before the date of the option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or permanent and total disability. The Company has provided for continued vesting or extended exercisability of your option beyond the time you cease to be an Employee under certain circumstances for your benefit, but cannot guarantee that your option will necessarily be treated as an “incentive stock option” if you provide services to the Company or an Affiliate as a Consultant or exercise your option more than three (3) months after the date your Continuous Status as an Employee with the Company and all Affiliates terminates.

8. (a) This option may be exercised, to the extent specified above, by delivering a notice of exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

(b) By exercising this option you agree that:

(i) as a precondition to the completion of any exercise of this option, the Company may require you to enter an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of this option; (2) the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise; or (3) the disposition of shares acquired upon such exercise;

(ii) you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of this option that occurs within two (2) years after the Date of Grant of this option or within one (1) year after such shares of Common Stock are transferred to you upon exercise of this option; and

3.

(iii) the Company (or a representative of the underwriters) may, in connection with the first underwritten registration of the offering of any securities of the Company under the Act, require that you not sell or otherwise transfer or dispose of any shares of Common Stock or other securities of the Company during such period (not to exceed one hundred eighty (180) days) following the effective date of the registration statement of the Company filed under the Act as may be requested by the Company or the representative of the underwriters. You further agree that the Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period.

9. Except as otherwise provided below, in the event of the occurrence of any Repurchase Event, as defined below, the Company shall have the right to repurchase the shares of Common Stock acquired upon exercise of this option under the following terms and conditions. Each of the following events shall constitute a “Repurchase Event”:

(a) Termination of your Continuous Service as an Employee, Director or Consultant of the Company or an Affiliate of the Company for any reason or no reason, with or without cause, including a termination due to death or disability. The Repurchase Period, as defined below, shall commence on the date of termination of Continuous Status as an Employee, Director or Consultant. The Fair Market Value of the shares to be repurchased by the Company shall be determined by the Board in good faith as of the date of the termination of Continuous Service.

(b) A receivership, bankruptcy or other creditor’s proceeding regarding you or the taking of any of your shares by legal process, such as a levy of execution. The Repurchase Period, as defined below, shall commence on the date the Company receives actual notice of the commencement of pendency of the receivership, bankruptcy or other creditor’s proceeding or the date of such taking, as the case may be. The Fair Market Value of the shares to be repurchased shall be determined by the Board in good faith as of the last day of the month preceding the month in which the proceeding involved commenced or the taking occurred.

The Company may exercise its share repurchase option by written notice to you or the other holder of the shares acquired under the Option, during the Repurchase Period. The “Repurchase Period” shall be the period commencing at the time set forth above and ending on the later of (a) the date ninety (90) days after the commencement of the Repurchase Period or (b) the date ninety (90) days after the Option is last exercised. If the Company fails to give notice of exercise during the Repurchase Period, the Company’s share repurchase option shall terminate (unless you and the Company have extended the time for the exercise of the share repurchase option) unless and until there is a subsequent Repurchase Event. If there is a subsequent Repurchase Event, the share repurchase option shall again become exercisable as provided herein. The share repurchase option must be exercised, if at all, for all of your shares, except as you and the Company otherwise agree. Payment by the Company shall be made in cash on or before the last day of the Repurchase Period. The Company shall have the right to assign the share repurchase option at any time, whether or not such option is then exercisable, to one or more persons as may be selected by the Company. The share repurchase option shall terminate and be of no further force and effect upon the existence of a public market for the class of shares subject to the share repurchase option or upon an event described in Section 13(b) of

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the Plan unless the acquiring corporation or surviving corporation assumes the Company’s obligations under the option or substitutes a substantially equivalent option.

10. This option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

11. This option is not an employment contract and nothing in this option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company, or of the Company to continue your employment with the Company. In addition, nothing in this option shall obligate the Company or any Affiliate, or their respective shareholders, Board of Directors, officers or employees to continue any relationship which you might have as a Director or Consultant for the Company or an Affiliate.

12. Any notices provided for in this option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the address specified below or at such other address as you hereafter designate by written notice to the Company.

13. This option is subject to all the provisions of the Plan, a copy of which is attached hereto and its provisions are hereby made a part of this option, including without limitation the provisions of Sections 5 and 6 of the Plan relating to option provisions, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this option and those of the Plan, the provisions of the Plan shall control.

Dated the      day of                     .

Very truly yours,

CARDIFF SOFTWARE, INC.

By:

Duly authorized on behalf of the Board of Directors

5.

The undersigned:

14. Acknowledges receipt of the foregoing option and the attachments referenced therein and understands that all rights and liabilities with respect to this option are set forth in the option and the Plan; and

15. Acknowledges that as of the date of grant of this option, it sets forth the entire understanding between the undersigned Optionee and the Company and its affiliates regarding the acquisition of stock in the Company and supersedes all prior oral and written agreements on that subject with the exception of the following agreements only:

NONE

(Initial)

OTHER ______________________________

               ______________________________

               ______________________________

Optionee

Address:

Attachments:

2000 Stock Option Plan

Notice of Exercise

6.

NOTICE OF EXEERCISE

CARDIFF SOFTWARE, INC.

3320 Executive Ridge Drive

Vista, CA 92083-8527

Date of

Exercise:

Ladies and Gentlemen:

This constitutes notice under my stock option that I elect to purchase the number of shares for the price set forth below.

Type of option (check one)		Incentive Nonstatutory

Stock Option Date of Grant		__________________________

Number of shares as to which option is exercised:		__________________________

Certificates to be issued in name of:		__________________________

Total exercise price:	$	__________________________

Cash payment delivered herewith:	$	__________________________

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the 2000 Stock Option Plan, (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option, and (iii) if this exercise relates to an incentive stock option, to notify you in writing within fifteen (15) days after the date of any disposition of any shares of Common Stock issued upon exercise of this option that occurs within two (2) years after the Date of Grant of this option or within one (1) year after such shares of Common Stock are issued upon exercise of this option. I agree that the shares are being acquired in accordance with the terms of the Plan and the Option agreement, including the Company’s share repurchase option set forth therein, to all of which I expressly assent.

7.

I hereby make the following certifications and representations with respect to the number of shares of Common Stock of the Company listed above (the “Shares”), which are being acquired by me for my own account upon exercise of the Option as set forth above:

I acknowledge that the Shares have not been registered under the Securities Act of 1933, as amended (the “Act”), and are deemed to constitute “restricted securities” under Rule 701 and “control securities” under Rule 144 promulgated under the Act. I warrant and represent to the Company that I have no present intention of distributing or selling said Shares, except as permitted under the Act and any applicable state securities laws.

I further acknowledge that I will not be able to resell the Shares for at least ninety (90) days after the stock of the Company becomes publicly traded (i.e., subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934) under Rule 701 and that more restrictive conditions apply to affiliates of the Company under Rule 144.

I further acknowledge that all certificates representing any of the Shares subject to the provisions of the Option shall have endorsed thereon appropriate legends reflecting the foregoing limitations, as well as any legends reflecting restrictions pursuant to the Company’s Articles of Incorporation, Bylaws and/or applicable securities laws and the Company’s share repurchase option set forth in the Option.

I further agree that, if required by the Company (or a representative of the underwriters) in connection with the first underwritten registration of the offering of any securities of the Company under the Act, I will not sell or otherwise transfer or dispose of any shares of Common Stock or other securities of the Company during such period (not to exceed one hundred eighty (180) days) following the effective date of the registration statement of the Company filed under the Act (the “Effective Date”) as may be requested by the Company or the representative of the underwriters. I further agree that the Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period.

Very truly yours,

Address:

SSN:

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